FOR IMMEDIATE RELEASE

Exhibit 99.1
November 8, 2022
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER and FULL YEAR EARNINGS FOR FISCAL 2022
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended October 1, 2022.
•Revenues for the quarter and year grew 9% and 23%, respectively.
•Diluted earnings per share (EPS) from continuing operations for the quarter was comparable to the prior-year quarter at $0.09. Excluding certain items(1), diluted EPS for the quarter decreased to $0.30 from $0.37 in the prior-year quarter.
•Diluted EPS from continuing operations for the fiscal year ended October 1, 2022 increased to $1.75 from $1.11 in the prior year. Excluding certain items(1), diluted EPS for the year increased to $3.53 from $2.29 in the prior year.
“2022 was a strong year for Disney, with some of our best storytelling yet, record results at our Parks, Experiences and Products segment, and outstanding subscriber growth at our direct-to-consumer services, which added nearly 57 million subscriptions this year for a total of more than 235 million,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “Our fourth quarter saw strong subscription growth with the addition of 14.6 million total subscriptions, including 12.1 million Disney+ subscribers. The rapid growth of Disney+ in just three years since launch is a direct result of our strategic decision to invest heavily in creating incredible content and rolling out the service internationally, and we expect our DTC operating losses to narrow going forward and that Disney+ will still achieve profitability in fiscal 2024, assuming we do not see a meaningful shift in the economic climate. By realigning our costs and realizing the benefits of price increases and our Disney+ ad-supported tier coming December 8, we believe we will be on the path to achieve a profitable streaming business that will drive continued growth and generate shareholder value long into the future. And as we embark on Disney’s second century in 2023, I am filled with optimism that this iconic company’s best days still lie ahead.”(2)
The following table summarizes the fourth quarter and full year results for fiscal 2022 and 2021:

	Quarter Ended			Year Ended
(in millions, except per share amounts)	October 1, 2022	October 2, 2021	Change	October 1, 2022	October 2, 2021	Change
Revenues	$20,150	$18,534	9%	$82,722	$67,418	23%
Income from continuing operations before income taxes	$376	$290	30%	$5,285	$2,561	>100%
Total segment operating income(1)	$1,597	$1,587	1%	$12,121	$7,766	56%
Net income from continuing operations(3)	$162	$160	1%	$3,193	$2,024	58%
Diluted EPS from continuing operations(3)	$0.09	$0.09	— %	$1.75	$1.11	58%
Diluted EPS excluding certain items(1)	$0.30	$0.37	(19) %	$3.53	$2.29	54%
Cash provided by continuing operations	$2,524	$2,632	(4) %	$6,002	$5,566	8%
Free cash flow(1)	$1,376	$1,522	(10) %	$1,059	$1,988	(47) %
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 12 through 15 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2)In addition to economic considerations, our expectations about losses and profitability are based on assumptions regarding consumer preferences and acceptance of our content, offerings, pricing models and price increases and the market for advertising sales on our direct-to-consumer (DTC) services.
(3)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following are reconciliations of income from continuing operations before income taxes to total segment operating income and revenues to segment revenues (in millions):

	Quarter Ended			Year Ended
	October 1, 2022	October 2, 2021	Change	October 1, 2022	October 2, 2021	Change
Income from continuing operations before income taxes	$376	$290	30%	$5,285	$2,561	>100%
Add (subtract):
Content License Early Termination(1)	—	—	nm	1,023	—	nm
Corporate and unallocated shared expenses	334	283	(18) %	1,159	928	(25) %
Restructuring and impairment charges	—	92	100%	237	654	64%
Other (income) expense, net	(63)	13	nm	667	(201)	nm
Interest expense, net	371	317	(17) %	1,397	1,406	1%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	579	592	2%	2,353	2,418	3%
Total segment operating income	$1,597	$1,587	1%	$12,121	$7,766	56%

	Quarter Ended			Year Ended
	October 1, 2022	October 2, 2021	Change	October 1, 2022	October 2, 2021	Change
Revenues	$20,150	$18,534	9%	$82,722	$67,418	23%
Contract License Early Termination(1)	—	—	nm	1,023	—	nm
Total segment revenues	$20,150	$18,534	9%	$83,745	$67,418	24%
(1)During the fiscal year ended October 1, 2022, the Company recognized a $1,023 million reduction in revenue for the amount due to a customer to early terminate license agreements for film and television content delivered in previous years in order for the Company to use the content primarily on our direct-to-consumer services (Content License Early Termination). The Content License Early Termination adjustment is included in Company revenues, but excluded from total segment revenues.

The following table summarizes the fourth quarter and full year segment revenue and segment operating income for fiscal 2022 and 2021 (in millions):

	Quarter Ended			Year Ended
	October 1, 2022	October 2, 2021	Change	October 1, 2022	October 2, 2021	Change
Segment Revenues:
Disney Media and Entertainment Distribution	$12,725	$13,084	(3) %	$55,040	$50,866	8%
Disney Parks, Experiences and Products	7,425	5,450	36%	28,705	16,552	73%
Total Segment Revenues	$20,150	$18,534	9%	$83,745	$67,418	24%
Segment operating income:
Disney Media and Entertainment Distribution	$83	$947	(91) %	$4,216	$7,295	(42) %
Disney Parks, Experiences and Products	1,514	640	>100%	7,905	471	>100%
Total Segment Operating Income	$1,597	$1,587	1%	$12,121	$7,766	56%
DISCUSSION OF FULL YEAR SEGMENT RESULTS
Total segment operating income increased 56%, or $4.4 billion, to $12.1 billion, due to higher operating income at Disney Parks, Experiences and Products, partially offset by lower operating income at Disney Media and Entertainment Distribution. Results at Disney Parks, Experiences and Products in the current year reflected the benefit from the comparison to the closures/reduced operating capacity in the prior year as a result of the novel coronavirus (COVID-19). The decrease at Disney Media and Entertainment Distribution was due to lower operating results at Direct-to-Consumer and Content Sales/Licensing, partially offset by growth at Linear Networks. The decrease at Direct-to-Consumer was due to higher losses at Disney+ and, to a lesser extent, lower results at Hulu and higher losses at ESPN+. Lower results at Content Sales/Licensing were due to a decrease in TV/SVOD distribution results, higher film cost impairments and decreases in home entertainment and theatrical distribution results, partially offset by an increase at our stage play business, as productions were generally shut down in the prior year due to COVID-19. Growth at Linear Networks reflected higher domestic Broadcasting and Cable results, partially offset by lower results internationally.

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change	Year Ended
	October 1, 2022	October 2, 2021		October 1, 2022	October 2, 2021	Change
Revenues:
Linear Networks	$6,335	$6,698	(5) %	$28,346	$28,093	1%
Direct-to-Consumer	4,907	4,560	8%	19,558	16,319	20%
Content Sales/Licensing and Other	1,736	2,047	(15) %	8,146	7,346	11%
Elimination of Intrasegment Revenue(1)	(253)	(221)	(14) %	(1,010)	(892)	(13) %
	$12,725	$13,084	(3) %	$55,040	$50,866	8%
Operating income (loss):
Linear Networks	$1,735	$1,642	6%	$8,518	$8,407	1%
Direct-to-Consumer	(1,474)	(630)	>(100) %	(4,015)	(1,679)	>(100) %
Content Sales/Licensing and Other	(178)	(65)	>(100) %	(287)	567	nm
	$83	$947	(91) %	$4,216	$7,295	(42) %
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.
Linear Networks
Linear Networks revenues for the quarter decreased 5% to $6.3 billion, and operating income increased 6% to $1.7 billion. The following table provides further detail of Linear Networks results (in millions):

	Quarter Ended		Change
	October 1, 2022	October 2, 2021
Supplemental revenue detail
Domestic Channels	$5,279	$5,414	(2) %
International Channels	1,056	1,284	(18) %
	$6,335	$6,698	(5) %
Supplemental operating income detail
Domestic Channels	$1,473	$1,390	6%
International Channels	115	140	(18) %
Equity in the income of investees	147	112	31%
	$1,735	$1,642	6%
Domestic Channels
Domestic Channels revenues for the quarter decreased 2% to $5.3 billion, and operating income increased 6% to $1.5 billion. The increase in operating income reflected higher results at Cable and a modest increase at Broadcasting.

The increase at Cable was due to lower programming and production costs, partially offset by a decrease in advertising revenue. The decrease in programming and production costs was due to lower costs for sports programming and, to a lesser extent, a lower cost mix of non-sports programming. The decrease in sports programming costs was due to lower NBA and MLB rights costs, partially offset by higher NFL rights costs as a result of airing one additional game in the current quarter. Lower NBA rights costs reflected the timing of the NBA Finals, which aired in the third quarter of the current fiscal year compared to the fourth quarter of the prior year, as a result of a delayed start of the 2021 NBA season due to COVID-19. The decrease in costs for MLB programming was due to airing 16 games in the current quarter under our new contract compared to 45 games in the prior-year quarter. Lower advertising revenue was due to a decrease in rates and fewer impressions reflecting a decline in average viewership and fewer units delivered. The decrease in rates and impressions were impacted by the timing of the 2021 NBA Finals. Affiliate revenue was comparable to the prior-year quarter as a decline in subscribers was essentially offset by higher contractual rates.
Broadcasting grew modestly compared to the prior-year quarter as growth at the owned television stations from higher advertising and affiliate revenue was partially offset by lower results at ABC. The decrease at ABC was due to higher programming and production costs, partially offset by growth in affiliate and, to a lesser extent, advertising revenue.
International Channels
International Channels revenues for the quarter decreased 18% to $1.1 billion and operating income decreased 18% to $0.1 billion, reflecting lower operating income from channels that operated for the entire current and prior-year quarters (ongoing channels), partially offset by a benefit from channel closures.
Lower results from ongoing channels were primarily due to a decrease in advertising revenue and, to a lesser extent, higher marketing spend and an unfavorable foreign exchange impact, partially offset by lower sports programming costs. The decrease in advertising revenue was due to lower average viewership, partially offset by higher rates. The decreases in sports programming costs and average viewership were due to the non-comparability of cricket events reflecting the impact of COVID-19-related timing shifts. The most significant impact was on the timing of Indian Premier League cricket matches, as there were no matches in the current quarter compared to 18 matches in the prior-year quarter.
Equity in the Income of Investees
Income from equity investees increased $35 million, to $147 million from $112 million, driven by impairments of certain equity investments in the prior-year quarter.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 8% to $4.9 billion and operating loss increased $0.8 billion to $1.5 billion. The increase in operating loss was due to a higher loss at Disney+ and a decrease in results at Hulu, partially offset by improved results at ESPN+.
Results at Disney+ reflected higher programming and production costs, increases in marketing and technology costs and the absence of Premier Access releases in the current quarter, partially offset by higher subscription revenue. In the current quarter, there were no Premier Access releases whereas the prior-year quarter reflected the releases of Black Widow and Jungle Cruise. The increase in programming and production costs was driven by more content provided on the service and higher average costs, which included an increased mix of original content. Higher subscription revenue was due to subscriber growth and, to a lesser extent, increases in retail pricing, partially offset by an unfavorable foreign exchange impact.

The decrease in results at Hulu was due to higher programming and production and marketing costs, partially offset by subscription revenue growth. The increase in programming and production costs was due to more content provided on the service and an increase in subscriber-based fees for programming the Live TV service. Higher subscriber-based fees for programming the Live TV service were due to rate increases and more subscribers. Subscription revenue growth was due to increases in subscribers and in retail pricing.
The improvement at ESPN+ was primarily due to an increase in subscription revenue due to subscriber growth, partially offset by a decrease in income from Ultimate Fighting Championship pay-per-view events due to lower average buys per event.
The following tables present additional information about our Disney+, ESPN+ and Hulu DTC product offerings(1).
Paid subscribers(1) as of:

(in millions)	October 1, 2022	October 2, 2021	Change
Disney+
Domestic (U.S. and Canada)	46.4	38.8	20%
International (excluding Disney+ Hotstar)(1)	56.5	36.0	57%
Disney+ Core(2)	102.9	74.8	38%
Disney+ Hotstar	61.3	43.3	42%
Total Disney+(2)	164.2	118.1	39%

ESPN+	24.3	17.1	42%

Hulu
SVOD Only	42.8	39.7	8%
Live TV + SVOD	4.4	4.0	10%
Total Hulu(2)	47.2	43.8	8%
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	October 1, 2022	October 2, 2021	Change
Disney+
Domestic (U.S. and Canada)	$6.10	$6.81	(10) %
International (excluding Disney+ Hotstar)(1)	$5.83	$5.62	4%
Disney+ Core	$5.96	$6.24	(4) %
Disney+ Hotstar	$0.58	$0.64	(9) %
Global Disney+	$3.91	$4.12	(5) %

ESPN+	$4.84	$4.74	2%

Hulu
SVOD Only	$12.23	$12.75	(4) %
Live TV + SVOD	$86.77	$84.89	2%
(1)See discussion on page 11—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding

The average monthly revenue per paid subscriber for domestic Disney+ decreased from $6.81 to $6.10 due to a higher mix of subscribers to multi-product offerings, partially offset by an increase in retail pricing.
The average monthly revenue per paid subscriber for international Disney+ (excluding Disney+ Hotstar) increased from $5.62 to $5.83 due to increases in retail pricing, partially offset by an unfavorable foreign exchange impact.
The average monthly revenue per paid subscriber for Disney+ Hotstar decreased from $0.64 to $0.58 due to lower per-subscriber advertising revenue and a higher mix of wholesale subscribers, partially offset by an increase in retail pricing.
The average monthly revenue per paid subscriber for ESPN+ increased from $4.74 to $4.84 driven by a lower mix of annual subscribers, an increase in retail pricing and, to a lesser extent, higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to multi-product offerings.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service decreased from $12.75 to $12.23 primarily due to lower per-subscriber advertising revenue, a higher mix of subscribers to multi-product offerings as well as to promotional offerings, partially offset by an increase in retail pricing.
The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $84.89 to $86.77 due to an increase in retail pricing and higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to multi-product offerings.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter decreased 15% to $1.7 billion and segment operating results decreased from a loss of $65 million to a loss of $178 million. The decrease in operating results was due to lower TV/SVOD and home entertainment distribution results, partially offset by higher theatrical distribution results and an increase at our stage play business, as stage play productions were generally shut down in the prior-year quarter due to COVID-19.
The decrease in TV/SVOD distribution results was due to lower sales volumes of film and episodic content in the current quarter and current quarter impairments of episodic content produced for third-party networks. Lower sales volumes included the impact of the shift from licensing our content to third parties to distributing it on our DTC services.
The decrease in home entertainment results was due to lower unit sales and a decrease in average net effective pricing of catalog and new release titles. The decrease in unit sales of new release titles was due to fewer titles available for release in the current quarter
The increase in theatrical distribution results reflected the performance of Thor: Love and Thunder in the current quarter, compared to titles released in the prior-year quarter, which included Black Widow, Free Guy, Shang-Chi and the Legend of the Ten Rings and Jungle Cruise.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased to $7.4 billion compared to $5.5 billion in the prior-year quarter. Segment operating income increased $0.9 billion to $1.5 billion compared to $0.6 billion in the prior-year quarter. Higher operating results for the quarter reflected increases at our domestic and international parks and experiences businesses and, to a lesser extent, our merchandise licensing business.
Operating income growth at our domestic parks and experiences was due to higher volumes and increased guest spending, partially offset by cost inflation, higher operations support costs and costs for new guest offerings. Higher volumes were due to increases in attendance, cruise ship sailings, which included a benefit from the July 2022 launch of the Disney Wish, and occupied room nights. Cruise ships were operating during the entire current quarter while sailings resumed during the prior-year quarter and operated at reduced capacities. Guest spending growth was due to an increase in average per capita ticket revenue driven by the introduction of Genie+ and Lightning Lane in the first quarter of the current fiscal year.
Improved results at our international parks and resorts were due to growth at Disneyland Paris, partially offset by a decrease at Shanghai Disney Resort. Higher operating results at Disneyland Paris were due to an increase in volumes and higher average ticket prices, partially offset by higher operations support costs. Higher volumes were due to increases in attendance and occupied room nights. The decrease at Shanghai Disney Resort was due to lower average ticket prices driven by a higher mix of annual passholder attendees in the current quarter as a result of COVID-19-related travel restrictions.
Growth at our merchandise licensing business was primarily due to higher sales of merchandise based on Mickey and Friends, Encanto and Toy Story.
The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		Change
(in millions)	October 1, 2022	October 2, 2021
Supplemental revenue detail
Parks & Experiences
Domestic	$5,010	$3,473	44%
International	1,074	693	55%
Consumer Products	1,341	1,284	4%
	$7,425	$5,450	36%
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$741	$244	>100%
International	74	(222)	nm
Consumer Products	699	618	13%
	$1,514	$640	>100%

COVID-19 PANDEMIC
Since early 2020, the world has been, and continues to be, impacted by COVID-19 and its variants. COVID-19 and measures to prevent its spread have impacted our segments in a number of ways, most significantly at the Disney Parks, Experiences and Products segment where our theme parks and resorts were closed and cruise ship sailings and guided tours were suspended. In addition, at DMED we delayed, or in some cases, shortened or cancelled theatrical releases and experienced disruptions in the production and availability of content. Operations resumed at various points since May 2020, with certain theme park and resort operations and film and television productions resuming by the end of fiscal 2020 and throughout fiscal 2021. Although operations resumed, many of our businesses continue to experience impacts from COVID-19, such as incremental health and safety measures and related increased expenses, capacity restrictions and closures (including at some of our international parks and in theaters in certain markets), and disruption of production activities.

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $51 million for the quarter, from $283 million to $334 million, driven by higher human resource-related costs.
Restructuring and Impairment Charges
During the prior-year quarter, the Company recorded $92 million of charges for asset impairments, pension settlements and severance primarily at our parks and experience businesses.
Other Income (Expense), net
In the current quarter, the Company recorded a $63 million non-cash gain to adjust its investment in DraftKings, Inc. (DraftKings) to fair value (DraftKings gain (loss)). In the prior-year quarter, the Company recorded a $13 million DraftKings loss.
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	October 1, 2022	October 2, 2021	Change
Interest expense	$(434)	$(323)	(34) %
Interest income, investment income and other	63	6	>100%
Interest expense, net	$(371)	$(317)	(17) %
The increase in interest expense was primarily due to higher average rates, partially offset by lower average debt balances.
The increase in interest income, investment income and other was due to a favorable comparison of pension and postretirement benefit costs, other than service cost, which was a net benefit in the current quarter and an expense in the prior-year quarter.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	October 1, 2022	October 2, 2021	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$145	$114	27%
Disney Parks, Experiences and Products	—	3	— %
Amortization of TFCF intangible assets related to equity investees	(3)	(4)	25%
Equity in the income of investees	$142	$113	26%

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	October 1, 2022	October 2, 2021
Income from continuing operations before income taxes	$376	$290
Income tax expense on continuing operations	122	34
Effective income tax rate - continuing operations	32.4%	11.7%
The effective income tax rate in the current quarter was higher than the U.S. statutory rate due to higher effective tax rates on foreign earnings, partially offset by favorable adjustments related to prior years. The effective income tax rate in the prior-year quarter was lower than the U.S. statutory rate due to favorable adjustments related to prior years, partially offset by higher effective tax rates on foreign earnings. Higher effective tax rates on foreign earnings in both the current and prior-year quarters reflected the impact of foreign losses and, to a lesser extent, foreign tax credits for which we were unable to recognize a tax benefit.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	October 1, 2022	October 2, 2021	Change
Net income from continuing operations attributable to noncontrolling interests	$(92)	$(96)	4%
The decrease in net income from continuing operations attributable to noncontrolling interests was primarily due to higher losses at Shanghai Disney Resort, partially offset by higher results at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
FULL YEAR CASH FLOW STATEMENT INFORMATION
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	October 1, 2022	October 2, 2021	Change
Cash provided by operations	$6,002	$5,566	$436
Investments in parks, resorts and other property	(4,943)	(3,578)	(1,365)
Free cash flow(1)	$1,059	$1,988	$(929)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 12 through 15.
Cash provided by operations for fiscal 2022 increased by $0.4 billion from $5.6 billion in the prior year to $6.0 billion in the current year. The increase was due to higher operating income and, to a lesser extent, lower tax payments and pension contributions. These increases were partially offset by the comparison to a net working capital benefit in the prior year, which reflected the resumption of our businesses following COVID-19-related shutdowns, higher net spending for film and television content and, to a lesser extent, a partial payment for the Content License Early Termination in fiscal 2022.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	October 1, 2022	October 2, 2021
Disney Media and Entertainment Distribution	$810	$862
Disney Parks, Experiences and Products
Domestic	2,680	1,597
International	767	675
Total Disney Parks, Experiences and Products	3,447	2,272
Corporate	686	444
Total investments in parks, resorts and other property	$4,943	$3,578
Capital expenditures increased from $3.6 billion to $4.9 billion primarily due to higher spending at Disney Parks, Experiences and Products on cruise ship fleet expansion. The increase also reflected higher spending on corporate facilities.
Depreciation expense was as follows (in millions):

	Year Ended
	October 1, 2022	October 2, 2021
Disney Media and Entertainment Distribution	$650	$613
Disney Parks, Experiences and Products
Domestic	1,680	1,551
International	662	718
Total Disney Parks, Experiences and Products	2,342	2,269
Corporate	191	186
Total depreciation expense	$3,183	$3,068
DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or as a package that includes all three services (the SVOD Bundle). Effective December 21, 2021, Hulu Live TV + SVOD includes Disney+ and ESPN+ (the new Hulu Live TV + SVOD offering), whereas previously, Hulu Live TV + SVOD was offered as a standalone service or with Disney+ and ESPN+ as optional additions (the old Hulu Live TV + SVOD offering). Effective March 15, 2022, Hulu SVOD Only is also offered with Disney+ as an optional add-on. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites, through third-party platforms/apps or via wholesale arrangements.

Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to the SVOD Bundle are counted as a paid subscriber for each service included in the SVOD Bundle and subscribers to the Hulu Live TV + SVOD offerings are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ offerings. A Hulu SVOD Only subscriber that adds Disney+ is counted as one paid subscriber for each of the Hulu SVOD Only and Disney+ offerings. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which we receive a fee for the distribution of the service to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail price of each service on a standalone basis. Revenue for the new Hulu Live TV + SVOD offering is allocated to the SVOD services based on the wholesale price of the SVOD Bundle. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of cash provided by continuing operations, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.

The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Year Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Cash provided by operations - continuing operations	$2,524	$2,632	$6,002	$5,566
Cash used in investing activities - continuing operations	(1,136)	(1,086)	(5,008)	(3,171)
Cash used in financing activities - continuing operations	(2,482)	(1,614)	(4,729)	(4,385)
Cash (used in) provided by discontinued operations	—	3	(4)	9
Impact of exchange rates on cash, cash equivalents and restricted cash	(249)	(47)	(603)	30
Change in cash, cash equivalents and restricted cash	(1,343)	(112)	(4,342)	(1,951)
Cash, cash equivalents and restricted cash, beginning of period	13,004	16,115	16,003	17,954
Cash, cash equivalents and restricted cash, end of period	$11,661	$16,003	$11,661	$16,003
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Year Ended
	October 1, 2022	October 2, 2021	Change	October 1, 2022	October 2, 2021	Change
Cash provided by operations - continuing operations	$2,524	$2,632	$(108)	$6,002	$5,566	$436
Investments in parks, resorts and other property	(1,148)	(1,110)	(38)	(4,943)	(3,578)	(1,365)
Free cash flow	$1,376	$1,522	$(146)	$1,059	$1,988	$(929)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the fourth quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended October 1, 2022
As reported	$376	$(122)	$254	$0.09	— %
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	579	(136)	443	0.24
Other income, net(5)	(63)	15	(48)	(0.03)
Excluding certain items	$892	$(243)	$649	$0.30	(19) %

Quarter Ended October 2, 2021
As reported	$290	$(34)	$256	$0.09
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	592	(138)	454	0.25
Restructuring and impairment charges(6)	92	(21)	71	0.04
Other expense, net(5)	13	(3)	10	0.01
Excluding certain items	$987	$(196)	$791	$0.37
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $415 million, step-up amortization was $161 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $429 million, step-up amortization was $159 million and amortization of intangible assets related to TFCF equity investees was $4 million.
(5)In the current quarter, other income, net was due to the DraftKings gain ($63 million). For the prior-year quarter, other expense, net was due to the DraftKings loss ($13 million).
(6)Charges for the prior-year quarter were due to asset impairments, pension settlements and severance at our parks and experiences businesses.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Year Ended October 1, 2022:
As reported	$5,285	$(1,732)	$3,553	$1.75	58%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	2,353	(549)	1,804	0.97
Contract License Early Termination	1,023	(238)	785	0.43
Other expense, net(5)	667	(156)	511	0.28
Restructuring and impairment charges(6)	237	(55)	182	0.10
Excluding certain items	$9,565	$(2,730)	$6,835	$3.53	54%

Year Ended October 2, 2021:
As reported	$2,561	$(25)	$2,536	$1.11
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	2,418	(562)	1,856	1.00
Restructuring and impairment charges(6)	654	(152)	502	0.27
Other income, net(5)	(201)	46	(155)	(0.08)
Excluding certain items	$5,432	$(693)	$4,739	$2.29
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current year, intangible asset amortization was $1,707 million, step-up amortization was $634 million and amortization of intangible assets related to TFCF equity investees was $12 million. For the prior year, intangible asset amortization was $1,757 million, step-up amortization was $646 million and amortization of intangible assets related to TFCF equity investees was $15 million.
(5)For the current year, other expense, net was due to the DraftKings loss ($663 million). For the prior year, other income, net was due to gains from the sales of investments ($312 million), partially offset by the DraftKings loss ($111 million).
(6)Charges for the current year were due to the impairment of an intangible and other assets related to our businesses in Russia. Charges for the prior year, were due to asset impairments and severance costs primarily related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores, as well as severance at our other businesses.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 8, 2022, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance and growth; and the future impact of COVID-19 on our businesses and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions and our cost structure) or other business decisions, as well as from developments beyond the Company’s control, including:
•further deterioration in domestic and global economic conditions;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases and the market for advertising sales on our DTC services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, regulatory, legal, political, or military developments;
•technological developments;
•labor markets and activities;
•adverse weather conditions or natural disasters; and
•availability of content;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 2, 2021, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenues	$20,150	$18,534	$82,722	$67,418
Costs and expenses	(19,608)	(17,935)	(75,952)	(63,759)
Restructuring and impairment charges	—	(92)	(237)	(654)
Other income (expense), net	63	(13)	(667)	201
Interest expense, net	(371)	(317)	(1,397)	(1,406)
Equity in the income of investees	142	113	816	761
Income from continuing operations before income taxes	376	290	5,285	2,561
Income taxes on continuing operations	(122)	(34)	(1,732)	(25)
Net income from continuing operations	254	256	3,553	2,536
Loss from discontinued operations, net of income tax benefit of $0, $0, $14 and $9, respectively	—	(1)	(48)	(29)
Net income	254	255	3,505	2,507
Net income from continuing operations attributable to noncontrolling interests	(92)	(96)	(360)	(512)
Net income attributable to The Walt Disney Company (Disney)	$162	$159	$3,145	$1,995

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.09	$0.09	$1.75	$1.11
Discontinued operations	—	—	(0.03)	(0.02)
	$0.09	$0.09	$1.72	$1.09
Basic
Continuing operations	$0.09	$0.09	$1.75	$1.11
Discontinued operations	—	—	(0.03)	(0.02)
	$0.09	$0.09	$1.73	$1.10

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,826	1,830	1,827	1,828
Basic	1,824	1,818	1,822	1,816
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	October 1, 2022	October 2, 2021
ASSETS
Current assets
Cash and cash equivalents	$11,615	$15,959
Receivables, net	12,652	13,367
Inventories	1,742	1,331
Content advances	1,890	2,183
Other current assets	1,199	817
Total current assets	29,098	33,657
Produced and licensed content costs	35,777	29,549
Investments	3,218	3,935
Parks, resorts and other property
Attractions, buildings and equipment	66,998	64,892
Accumulated depreciation	(39,356)	(37,920)
	27,642	26,972
Projects in progress	4,814	4,521
Land	1,140	1,131
	33,596	32,624
Intangible assets, net	14,837	17,115
Goodwill	77,897	78,071
Other assets	9,208	8,658
Total assets	$203,631	$203,609
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$20,213	$20,894
Current portion of borrowings	3,070	5,866
Deferred revenue and other	5,790	4,317
Total current liabilities	29,073	31,077
Borrowings	45,299	48,540
Deferred income taxes	8,363	7,246
Other long-term liabilities	12,518	14,522
Commitments and contingencies
Redeemable noncontrolling interests	9,499	9,213
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	56,398	55,471
Retained earnings	43,636	40,429
Accumulated other comprehensive loss	(4,119)	(6,440)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	95,008	88,553
Noncontrolling interests	3,871	4,458
Total equity	98,879	93,011
Total liabilities and equity	$203,631	$203,609

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	October 1, 2022	October 2, 2021
OPERATING ACTIVITIES
Net income from continuing operations	$3,553	$2,536
Depreciation and amortization	5,163	5,111
Net (gain) loss on investments	714	(332)
Deferred income taxes	200	(1,241)
Equity in the income of investees	(816)	(761)
Cash distributions received from equity investees	779	754
Net change in produced and licensed content costs and advances	(6,271)	(4,301)
Equity-based compensation	977	600
Pension and postretirement medical cost amortization	620	816
Other, net	595	190
Changes in operating assets and liabilities:
Receivables	605	(357)
Inventories	(420)	252
Other assets	(707)	171
Accounts payable and other liabilities	964	2,410
Income taxes	46	(282)
Cash provided by operations - continuing operations	6,002	5,566

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,943)	(3,578)
Other, net	(65)	407
Cash used in investing activities - continuing operations	(5,008)	(3,171)

FINANCING ACTIVITIES
Commercial paper payments, net	(334)	(26)
Borrowings	333	64
Reduction of borrowings	(4,016)	(3,737)
Proceeds from exercise of stock options	127	435
Acquisition of redeemable noncontrolling interests	—	(350)
Other, net	(839)	(771)
Cash used in financing activities - continuing operations	(4,729)	(4,385)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	8	1
Cash provided by investing activities - discontinued operations	—	8
Cash used in financing activities - discontinued operations	(12)	—
Cash (used in) provided by discontinued operations	(4)	9

Impact of exchange rates on cash, cash equivalents and restricted cash	(603)	30

Change in cash, cash equivalents and restricted cash	(4,342)	(1,951)
Cash, cash equivalents and restricted cash, beginning of year	16,003	17,954
Cash, cash equivalents and restricted cash, end of year	$11,661	$16,003

Contacts:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601